Exhibit 99.1

Limestone Bancorp Reports Net Income of $4.0 million, or $0.53 per Diluted Share, for the 2nd Quarter of 2022 and $7.6 million, or $1.00 per Diluted Share, for the Six Months Ended June 30, 2022

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 20, 2022--Limestone Bancorp, Inc. (NASDAQ: LMST) (the “Company”), parent company of Limestone Bank, Inc. (the “Bank”), today reported unaudited results for the second quarter of 2022. Net income available to common shareholders for the second quarter of 2022 was $4.0 million, or $0.53 per basic and diluted common share, compared with $3.9 million, or $0.51 per basic and diluted common share, for the second quarter of 2021. Net income for the six months ended June 30, 2022, was $7.6 million, or $1.00 per basic and diluted common share, compared with net income of $7.1 million, or $0.94 per basic and diluted common share, for the six months ended June 30, 2021.

John T. Taylor, Chief Executive Officer, noted, “We continue to be pleased with the Company’s strong financial performance and remain focused on our disciplined approach to community banking and credit underwriting. Our efforts are proving successful as loan growth was 2.5% for the second quarter of 2022 after posting an increase of 4.5% in the first quarter. Asset quality remains strong and net interest margin expanded nine basis points quarter over quarter, which is directionally consistent with the Fed’s tightening actions and our approach to interest rate risk management. I also want to commend our associates for their commitment to the Bank and I am proud to report that Limestone was again, in 2022, named one of the Best Places to Work in Kentucky.”

Total assets were $1.42 billion at June 30, 2022, up $8.4 million from the previous quarter. The loan portfolio increased $26.5 million, or 2.5%, during the quarter to $1.07 billion at June 30, 2022, while securities and fed funds sold declined $16.3 million.

Net Interest Income and Average Earning Assets – Net interest income increased to $11.7 million for the second quarter of 2022, compared to $11.1 million for the first quarter of 2022, and $10.9 million for the second quarter of 2021. Net interest margin increased to 3.51% for the second quarter of 2022, compared with 3.42% for the first quarter of 2022, and 3.45% for the second quarter of 2021.

The yield on earning assets increased to 3.95% in the second quarter of 2022, compared to 3.82% in the first quarter of 2022, and 3.91% in the second quarter of 2021. Quarter over quarter, average loans increased $24.5 million to $1.05 billion, while average lower yielding fed funds sold decreased $8.3 million. PPP loans averaged $172,000 for the second quarter of 2022 and $605,000 for the first quarter of 2022. Compared to the prior year second quarter, average loans increased $91.1 million and average investment securities increased $31.1 million, while average lower yielding fed funds sold decreased $57.4 million. PPP loans averaged $26.9 million for the second quarter of 2021.

While the Federal Reserve increased the fed funds target by 25 basis points on March 16, 2022, 50 basis points on May 4, 2022, and 75 basis points on June 15, 2022, the yield on earning assets for fiscal year 2021 and the first quarter of 2022 were impacted by the low interest rate environment. During the second quarter of 2022, the Bank’s fed funds sold, floating rate investment securities, loans with variable rate pricing features, and new loan originations began to benefit from the upward movement in short-term rates and are expected to continue to benefit as rates continue to rise. The cost of interest-bearing liabilities was also impacted to a lesser extent, but is also expected to increase as short-term interest rates continue to rise.

Loan fee income can meaningfully impact net interest income, loan yields, and net interest margin. The amount of loan fee income included in total interest income was $173,000, $324,000, and $933,000 for the quarters ended June 30, 2022, March 31, 2022, and June 30, 2021, respectively. This represents six basis points, 10 basis points, and 29 basis points of yield on earning assets and net interest margin for the quarters ended June 30, 2022, March 31, 2022, and June 30, 2021, respectively. Loan fee income for the second quarter of 2022 did not include any fees earned on PPP loans, compared to $45,000 in the first quarter of 2022, and $692,000 in the second quarter of 2021, which represents two basis points, and 22 basis points of earning asset yield and net interest margin for those quarters, respectively.

The following table reconciles the as reported yield on earning assets to the yield on earning assets excluding PPP fees, a non-GAAP financial measure:

	Three Months Ended
	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21
	(in thousands)

Yield on Earning Assets, as reported	3.95%	3.82%	3.71%	4.03%	3.91%
Less Impact of PPP Fees	—	0.02	0.08	0.43	0.22
Yield on Earning Asset excluding PPP Fees	3.95%	3.80%	3.63%	3.60%	3.69%

The cost of interest-bearing liabilities was 0.58% for the second quarter of 2022, compared to 0.53% in the first quarter of 2022, and 0.61% in the second quarter of 2021. Quarter over quarter, average deposits decreased and were replaced with higher cost FHLB funding. Compared to the prior year second quarter, the cost of interest-bearing liabilities benefitted as a result of an improvement in deposit mix, as well as the downward repricing of time deposits between periods.

Net interest income increased to $22.8 million for the first six months of 2022, compared with $21.6 million in the first six months of 2021. Net interest margin decreased to 3.47% in the first six months of 2022, compared with 3.49% for the first six months of 2021.

The yield on earning assets decreased to 3.88% for the first six months of 2022, compared to 3.98% for the first six months of 2021. Average loans for the first six months of 2022 increased $77.7 million to $1.04 billion and average investment securities increased $42.6 million, while average lower yielding fed funds sold decreased $39.9 million compared to the first six months of 2021. Average PPP loans were $419,000 and $23.5 million for the first six months of 2022 and 2021, respectively. The amount of loan fee income included in total interest income was $497,000 and $1.8 million for the six months ended June 30, 2022 and 2021, respectively. This represents seven basis points and 29 basis points of yield on earning assets and net interest margin for the six months ended June 30, 2022 and 2021, respectively. Loan fee income included PPP fees of $45,000 and $1.1 million for the six months ended June 30, 2022 and 2021, respectively, which represented less than one basis point and 18 basis points of earning asset yield and net interest margin for those six-month periods, respectively.

The cost of interest-bearing liabilities was 0.56% for the first six months of 2022, compared to 0.64% in the first six months of 2021. The cost of interest-bearing liabilities for the first six months of 2022 benefitted from an improvement in deposit mix, as well as the downward repricing of time deposits between periods compared to the first six months of 2021.

The cost of interest-bearing liabilities was impacted by the recent increases in short-term interest rates and is expected to continue to increase as short-term interest rates continue to rise. Time deposits declined $3.9 million during the second quarter of 2022 as approximately $59.4 million of time deposits with an average rate of 0.29% matured and were redeemed or repriced at lower interest rates. During the second quarter of 2022, newly originated or renewed time deposits had an average rate of 0.75% and an average term of approximately 10 months. As of June 30, 2022, time deposits comprised $256.1 million of the Company’s liabilities including $47.9 million with a current average rate of 0.58%, which reprice or mature in the third quarter of 2022. The following table denotes contractual time deposit maturities and average rates as of June 30, 2022:

Maturity Quarter	As of June 30, 2022 (in thousands)	Weighted Average Rate

Q3-2022	47,894	0.58
Q4-2022	51,494	0.55
Q1-2023	52,568	0.50
Q2-2023	26,461	0.74
Thereafter	77,724	0.79
Total time deposits	$256,141	0.64%

Provision and Allowance for Loan Losses – The allowance for loan losses to total loans was 1.17% at June 30, 2022, compared to 1.16% at March 31, 2022, and 1.33% at June 30, 2021.

Net loan charge-offs were $95,000 and $181,000, for the three and six months ended June 30, 2022, compared to net loan charge-offs of $118,000 and $156,000, for the three and six months ended June 30, 2021. A provision for loan loss of $450,000 and $1.2 million, or $0.04 and $0.12 per common share after taxes, was recorded in the second quarter and the first six months of 2022, respectively, compared to no provision for loan loss in the second quarter of 2021 and $350,000, or $0.03 per common share after taxes, for the first six months of 2021. The 2022 and 2021 loan loss provisions were attributable to growth trends within the portfolio and net loan charge-offs impacting historical loss percentages during the periods.

Non-interest Income and Expense – Non-interest income for the second quarter of 2022 increased $121,000 to $2.3 million, compared with $2.1 million for the second quarter of 2021. The increase was primarily related to an increase in transaction volumes which led to an increase in service charges on deposit accounts of $170,000 and an increase in bank owned life insurance income of $106,000 due to additional policies being purchased in March 2022, offset by a non-recurring $191,000 gain on the sale of OREO from the second quarter of 2021. Non-interest expense increased $273,000, or 3.4%, to $8.2 million for the second quarter of 2022, compared with $8.0 million for the second quarter of 2021. Salaries and benefits expense increased $184,000 from the second quarter of 2021. While FTEs declined between the periods, salaries expense increased as a result of the inflationary impact on talent acquisition and the administration of annual salary adjustments.

Non-interest income for the first six months of 2022 increased $475,000 to $4.5 million, compared with $4.0 million for the first six months of 2021. The increase was primarily due to an increase in service charges on deposit accounts of $256,000 and $143,000 in bank owned life insurance income as discussed above. Non-interest income for the first six months of 2022 also included a $163,000 non-recurring gain on sale of premises held for sale from the first quarter of 2022, while the first six months of 2021 included a $191,000 non-recurring gain on sale of OREO from the second quarter of 2021. Non-interest expense increased $260,000, or 1.6%, to $16.2 million for the first six months of 2022, compared with $15.9 million for the first six months of 2021. The increase was primarily due to an increase of $266,000 in salaries and benefits as discussed above.

About Limestone Bancorp, Inc.
Limestone Bancorp, Inc. (NASDAQ: LMST) is a Louisville, Kentucky-based bank holding company which operates banking centers in 14 counties through its wholly-owned subsidiary Limestone Bank. The Bank’s markets include metropolitan Louisville in Jefferson County and the surrounding counties of Bullitt and Henry and extend south along the Interstate 65 corridor. The Bank serves south central, southern, and western Kentucky from banking centers in Barren, Butler, Daviess, Edmonson, Green, Hardin, Hart, Ohio, and Warren counties. The Bank also has banking centers in Lexington, Kentucky, the second largest city in the state, and Frankfort, Kentucky, the state capital. Limestone Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements
Statements in this press release relating to Limestone Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: the impact and duration of the COVID-19 pandemic; economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in inflation and efforts to control it; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2021.

Additional Information
Unaudited supplemental financial information for the second quarter ending June 30, 2022, follows.

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Six	Six
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	6/30/22	6/30/21	6/30/22	6/30/21
Income Statement Data
Interest income	$13,122	$12,376	$25,549	$24,626
Interest expense	1,442	1,462	2,755	3,032
Net interest income	11,680	10,914	22,794	21,594
Provision for loan losses	450	—	1,200	350
Net interest income after provision	11,230	10,914	21,594	21,244

Service charges on deposit accounts	690	520	1,324	1,068
Bank card interchange fees	1,087	1,073	2,090	2,033
Bank owned life insurance income	249	143	451	308
Gain on sale of OREO	—	191	—	191
Gain (loss) on sales and calls of securities, net	(3)	(5)	(3)	(5)
Gain on sale of premises held for sale	—	—	163	—
Other	233	213	469	424
Non-interest income	2,256	2,135	4,494	4,019

Salaries & employee benefits	4,651	4,467	9,215	8,949
Occupancy and equipment	1,055	979	2,084	2,039
Deposit account related expense	574	556	1,121	1,047
Data processing expense	403	377	789	755
Professional fees	236	246	457	482
Marketing expense	172	179	305	361
FDIC insurance	90	90	180	225
Deposit tax	99	90	198	180
Communications expense	121	194	185	367
Insurance expense	109	115	214	219
Postage and delivery	150	139	313	291
Other	567	522	1,137	1,023
Non-interest expense	8,227	7,954	16,198	15,938

Income before income taxes	5,259	5,095	9,890	9,325
Income tax expense	1,223	1,194	2,275	2,202
Net income	$4,036	$3,901	$7,615	$7,123

Weighted average shares – Basic	7,631,883	7,597,202	7,623,181	7,586,267
Weighted average shares – Diluted	7,631,883	7,597,202	7,623,181	7,586,267

Basic earnings per common share	$0.53	$0.51	$1.00	$0.94
Diluted earnings per common share	$0.53	$0.51	$1.00	$0.94
Cash dividends declared per common share	$0.05	$0.00	$0.10	$0.00

Performance Ratios
Return on average assets	1.14%	1.15%	1.09%	1.07%
Return on average equity	12.66	12.89	11.86	12.02
Yield on average earning assets (tax equivalent)	3.95	3.91	3.88	3.98
Cost of interest-bearing liabilities	0.58	0.61	0.56	0.64
Net interest margin (tax equivalent)	3.51	3.45	3.47	3.49
Efficiency ratio[1]	59.02	60.93	59.35	62.21
Non-interest expense to average assets	2.33	2.34	2.31	2.40

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21

Income Statement Data
Interest income	$13,122	$12,427	$12,314	$12,975	$12,376
Interest expense	1,442	1,313	1,307	1,354	1,462
Net interest income	11,680	11,114	11,007	11,621	10,914
Provision for loan losses	450	750	500	300	—
Net interest income after provision	11,230	10,364	10,507	11,321	10,914

Service charges on deposit accounts	690	634	605	583	520
Bank card interchange fees	1,087	1,003	1,039	1,044	1,073
Bank owned life insurance income	249	202	106	112	143
Gain on sale of OREO	—	—	—	—	191
Gain (loss) on sales and calls of securities, net	(3)	—	—	465	(5)
Gain on sale of premises held for sale	—	163	—	—	—
Other	233	236	234	232	213
Non-interest income	2,256	2,238	1,984	2,436	2,135

Salaries & employee benefits	4,651	4,564	4,601	4,582	4,467
Occupancy and equipment	1,055	1,029	978	1,024	979
Deposit account related expense	574	547	566	545	556
Data processing expense	403	386	379	378	377
Professional fees	236	221	251	219	246
Marketing expense	172	133	166	200	179
FDIC insurance	90	90	90	90	90
Deposit tax	99	99	105	90	90
Communications expense	121	64	161	153	194
Insurance expense	109	105	91	105	115
Postage and delivery	150	163	145	169	139
Other	567	570	450	495	522
Non-interest expense	8,227	7,971	7,983	8,050	7,954

Income before income taxes	5,259	4,631	4,508	5,707	5,095
Income tax expense	1,223	1,052	1,063	1,366	1,194
Net income	$4,036	$3,579	$3,445	$4,341	$3,901

Weighted average shares – Basic	7,631,883	7,614,382	7,597,256	7,602,686	7,597,202
Weighted average shares – Diluted	7,631,883	7,614,382	7,597,256	7,602,686	7,597,202

Basic earnings per common share	$0.53	$0.47	$0.45	$0.57	$0.51
Diluted earnings per common share	$0.53	$0.47	$0.45	$0.57	$0.51
Cash dividends declared per common share	$0.05	$0.05	$0.00	$0.00	$0.00

Performance Ratios
Return on average assets	1.14%	1.03%	0.97%	1.26%	1.15%
Return on average equity	12.66	11.07	10.51	13.61	12.89
Yield on average earning assets (tax equivalent)	3.95	3.82	3.71	4.03	3.91
Cost of interest-bearing liabilities	0.58	0.53	0.53	0.56	0.61
Net interest margin (tax equivalent)	3.51	3.42	3.32	3.61	3.45
Efficiency ratio[1]	59.02	59.70	61.45	59.23	60.93
Non-interest expense to average assets	2.33	2.30	2.25	2.33	2.34

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21
Assets
Loans	$1,073,815	$1,047,285	$1,001,840	$968,088	$947,425
Allowance for loan losses	(12,550)	(12,195)	(11,531)	(12,973)	(12,637)
Net loans	1,061,265	1,035,090	990,309	955,115	934,788
Securities held to maturity[2]	44,205	45,639	46,460	47,539	46,717
Securities available for sale[2]	193,022	204,071	214,213	203,548	182,154
Federal funds sold & interest-bearing deposits	18,244	22,040	67,110	44,909	75,536
Cash and due from financial institutions	7,742	10,009	10,493	13,579	9,584
Premises and equipment	22,747	23,043	21,575	21,623	21,912
Premises held for sale	—	—	310	980	980
Bank owned life insurance	30,888	30,643	23,946	23,845	23,738
FHLB Stock	5,116	5,116	5,116	5,116	5,449
Deferred taxes, net	23,343	22,648	21,583	22,161	23,452
Goodwill	6,252	6,252	6,252	6,252	6,252
Intangible assets	1,861	1,925	1,989	2,053	2,117
Accrued interest receivable and other assets	6,383	6,230	6,336	6,128	6,231
Total Assets	$1,421,068	$1,412,706	$1,415,692	$1,352,848	$1,338,910

Liabilities and Equity
Certificates of deposit	$256,141	$260,064	$266,011	$280,545	$303,668
Interest checking	269,240	274,054	287,208	239,923	216,344
Money market	209,183	216,845	217,943	198,470	191,773
Savings	163,573	166,135	163,423	163,018	160,257
Total interest-bearing deposits	898,137	917,098	934,585	881,956	872,042
Demand deposits	269,425	281,533	274,083	266,035	267,059
Total deposits	1,167,562	1,198,631	1,208,668	1,147,991	1,139,101
FHLB advances	70,000	30,000	20,000	20,000	20,000
Junior subordinated debentures	21,000	21,000	21,000	21,000	21,000
Subordinated capital note	25,000	25,000	25,000	25,000	25,000
Accrued interest payable and other liabilities	10,888	9,855	10,065	10,193	9,850
Total liabilities	1,294,450	1,284,486	1,284,733	1,224,184	1,214,951

Total stockholders’ equity	126,618	128,220	130,959	128,664	123,959
Total Liabilities and Stockholders’ Equity	$1,421,068	$1,412,706	$1,415,692	$1,352,848	$1,338,910

Ending shares outstanding	7,640,680	7,622,157	7,594,749	7,602,686	7,602,686
Book value per common share	$16.57	$16.82	$17.24	$16.92	$16.30
Tangible book value per common share[3]	15.51	15.75	16.16	15.83	15.20

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21
Average Balance Sheet Data
Assets	$1,417,087	$1,407,030	$1,405,219	$1,369,372	$1,361,080
Loans	1,053,057	1,028,546	955,516	952,567	961,922
Earning assets	1,339,555	1,326,234	1,322,821	1,284,188	1,275,363
Deposits	1,184,426	1,199,174	1,199,334	1,166,785	1,164,524
Long-term debt and advances	93,968	67,667	66,000	66,000	66,000
Interest bearing liabilities	1,000,367	996,710	982,132	954,007	956,172
Stockholders’ equity	127,827	131,097	129,998	126,556	121,386

Asset Quality Data
Nonaccrual loans	$3,007	$3,447	$3,124	$1,627	$1,530
Troubled debt restructurings on accrual	150	333	340	561	390
Loan 90 days or more past due still on accrual	—	—	—	—	—
Total non-performing loans	3,157	3,780	3,464	2,188	1,920
Real estate acquired through foreclosures	—	—	—	—	—
Other repossessed assets	—	—	—	—	—
Total non-performing assets	$3,157	$3,780	$3,464	$2,188	$1,920

Non-performing loans to total loans	0.29%	0.36%	0.35%	0.23%	0.20%
Non-performing assets to total assets	0.22	0.27	0.24	0.16	0.14
Allowance for loan losses to non-performing loans	397.53	322.62	332.88	592.92	658.18

Allowance for loan losses to total loans	1.17%	1.16%	1.15%	1.34%	1.33%

Loan Charge-off Data
Loans charged off	$(367)	$(227)	$(2,246)	$(25)	$(178)
Recoveries	272	141	304	61	60
Net (charge-offs) recoveries	$(95)	$(86)	$(1,942)	$36	$(118)

Loans by Risk Category[4]
Pass	$1,052,624	$1,023,039	$977,962	$945,396	$913,753
Watch	6,426	8,567	7,856	3,407	15,888
Special Mention	—	—	—	—	—
Substandard	14,765	15,679	16,022	19,285	17,784
Doubtful	—	—	—	—	—
Total	$1,073,815	$1,047,285	$1,001,840	$968,088	$947,425

Loans by Past Due Status
Past due loans:
30 – 59 days	$600	$1,108	$556	$630	$181
60 – 89 days	209	89	210	142	252
90 days or more	—	—	—	—	—
Nonaccrual loans	3,007	3,447	3,124	1,627	1,530
Total past due and nonaccrual loans	$3,816	$4,644	$3,890	$2,399	$1,963

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21
Risk-based Capital Ratios - Company
Tier I leverage ratio	9.68%	9.38%	9.14%	9.39%	8.70%
Common equity Tier I risk-based capital ratio	9.16	8.93	9.00	9.37	9.48
Tier I risk-based capital ratio	10.49	10.19	10.38	10.86	10.63
Total risk-based capital ratio	13.39	13.12	13.41	14.13	14.09

Risk-based Capital Ratios – Limestone Bank
Tier I leverage ratio	11.39%	11.20%	10.84%	10.96%	10.55%
Common equity Tier I risk-based capital ratio	12.38	12.21	12.35	12.68	12.95
Tier I risk-based capital ratio	12.38	12.21	12.35	12.68	12.95
Total risk-based capital ratio	13.35	13.17	13.31	13.80	14.11

FTE employees, end of period	225	222	227	232	231

Footnotes:

(1) The efficiency ratio is a non-GAAP measure of expense control relative to revenue from net interest income and fee income. The efficiency ratio is calculated by dividing total non-interest expenses as determined under GAAP by net interest income and total non-interest income, but excluding from the calculation net gains on the sale of securities and expenses disclosed from time to time as non-recurring in nature. Management believes this provides a reasonable measure of primary banking expenses relative to primary banking revenue.

	Three Months Ended
	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21
Efficiency Ratio	(in thousands)

Net interest income	$11,680	$11,114	$11,007	$11,621	$10,914
Non-interest income	2,256	2,238	1,984	2,436	2,135
Less: Net gain (loss) on securities	(3)	—	—	465	(5)
Revenue used for efficiency ratio	13,939	13,352	12,991	13,592	13,054
Non-interest expense	8,227	7,971	7,983	8,050	7,954

Efficiency ratio	59.02%	59.70%	61.45%	59.23%	60.93%

	Six Months Ended
	6/30/22	6/30/21
	(in thousands)
Efficiency Ratio

Net interest income	$22,794	$21,594
Non-interest income	4,494	4,019
Less: Net gain (loss) on securities	(3)	(5)
Revenue used for efficiency ratio	27,291	25,618
Non-interest expense	16,198	15,938

Efficiency ratio	59.35%	62.21%

(2) Investment Securities – The following table sets forth the amortized cost and fair value of our securities portfolio at the dates indicated.
	June 30, 2022				March 31, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Government and federal agencies	$26,438	$—	$(2,062)	$24,376	$26,952	$—	$(1,196)	$25,756
Agency mortgage-backed residential	87,182	42	(8,864)	78,360	90,589	177	(5,097)	85,669
Collateralized loan obligations	48,216	—	(2,038)	46,178	48,221	—	(297)	47,924
Corporate bonds	45,473	16	(1,381)	44,108	45,453	221	(952)	44,722
Total available for sale	$207,309	$58	$(14,345)	$193,022	$211,215	$398	$(7,542)	$204,071

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
	(dollars in thousands)
Securities held to maturity
State and municipal	$44,205	$3	$(7,985)	$36,223	$45,639	$24	$(4,873)	$40,790
Total held to maturity	$44,205	$3	$(7,985)	$36,223	$45,639	$24	$(4,873)	$40,790

(3) Tangible book value per common share is a non-GAAP financial measure derived from GAAP based amounts. Tangible book value per common share is calculated by excluding the balance of goodwill and other intangible assets from common stockholders’ equity. Tangible book value per common share is calculated by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which is calculated by dividing common stockholders’ equity by common shares outstanding. Management believes this is consistent with bank regulatory agency treatment, which excludes goodwill and other intangible assets from the calculation of risk-based capital.

	As of
	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21
Tangible Book Value Per Share	(in thousands, except share and per share data)

Common stockholders’ equity	$126,618	$128,220	$130,959	$128,664	$123,959
Less: Goodwill	6,252	6,252	6,252	6,252	6,252
Less: Intangible assets	1,861	1,925	1,989	2,053	2,117
Tangible common equity	118,505	120,043	122,718	120,359	115,590

Shares outstanding	7,640,680	7,622,157	7,594,749	7,602,686	7,602,686
Tangible book value per common share	$15.51	$15.75	$16.16	$15.83	$15.20
Book value per common share	16.57	16.82	17.24	16.92	16.30

(4) Loans by Risk Category reflect management’s risk ratings based on categories aligned with the bank regulatory definitions.

Contacts

John T. Taylor
Chief Executive Officer
(502) 499-4800